Telesis Technology Corp Receives New Orders of $ 518,000.00 During Fourth Quarter, 2005.

Palmetto, Florida – December 1st , 2005 – Telesis Technology Corporation (OTC: TLST) today announced that it has received a series of new orders and backlog totaling $ 518,000 specifically for the repair and maintenance of avionic instruments, ground support and equipment spares program.  The Company also confirmed that it has received a major sub-contract from a very large prime contractor for the repair, parts replacement, maintenance and overhaul of military level radio communication equipment.  Deliveries and performance on these contracts are expected to commence during the fourth quarter of 2005 and continue through the first quarter of 2006.

Mr. Hasit Vibhakar, Chairman, CEO & President of Telesis commented "Telesis continues to effectively focus our efforts and expertise on maintenance, repair and overhaul (MRO) of avionics instruments and military equipment.  The wear and tear on military equipment is costing over $ 8 billion a year and demand for MRO services has increased dramatically.  We will continue to build our business around our core competencies and continue to divest from non core assets.  We expect very strong operating results in 2005 with record gross profit.”

Telesis Technology Corporation also announced that it has completed construction on the new 20,000 sqft manufacturing and distribution facility in Superior, Nebraska.  Opening of the facility will commence in the second quarter of 2006.

About Telesis Technology Corporation

Telesis Technology Corporation is a Federal Aerospace and Defense Contractor.  Telesis Technology Corporation has several operating divisions with main locations in Florida and Nebraska.  Company information can be obtained at http://www.telesistechnology.com

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act Reform Act of 1995. In this press release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, the Company's ability to obtain additional financing to implement its business strategy, the delay or failure to properly manage growth and successfully integrate acquired companies and operations, lack of geographic diversification, imposition of new regulatory requirements affecting its business, a downturn in the general economic conditions, and other risks detailed from time to time in the Company's periodic reports filed with the SEC.

Contact:

Investor Relations

Hasit Vibhakar

Telesis Technology Corporation

941-795-7441 ext: 228

ir@telesistechnology.com